Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment to Rights Agreement, dated as of this 22nd day of September, 2006 (this “Amendment”), is between The Ryland Group, Inc., a Maryland corporation (the “Company”), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent constitute all of the parties to that certain Rights Agreement dated as of October 18, 1996, as amended (the “Rights Agreement”), between the Company and the Rights Agent;

WHEREAS, the Company has delivered an appropriate certificate as described in Section 26 of the Rights Agreement; and

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company desires and directs the Rights Agent to further amend the Rights Agreement as set forth below; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

Section 1.               Recitals.

The recitals are hereby incorporated into this Amendment as if hereinafter set forth.

Section 2.               Expiration Date.

Section 7(a) of the Rights Agreement is hereby amended by deleting in its entirety all text that appears after the phrase “(ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”),” and replacing it with the following:

“(iii) the time at which such Rights are exchanged as provided in Section 27 hereof or (iv) September 23, 2006 (the earlier of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”).”

Section 3.               New Section 35.

The following is added as a new Section 35 to the Agreement:

“Section 35.           Termination Upon Expiration Date.

Notwithstanding anything to the contrary in this Agreement, upon the Expiration Date and without any further action under this Agreement (i) the Rights, and the right to exercise the Rights provided for hereunder shall terminate and be of no further force and effect, (ii) the Rights shall expire and become null and void, and (iii) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including without limitation the right to purchase or otherwise acquire Common Shares or any other securities of the Company.”

Section 4.               Severability.

If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.               Governing Law.

This Amendment shall be deemed to be a contract made under the laws of the State of Maryland (excluding the choice of law provisions) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 6.               Counterparts.

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 7.               Effect of Amendment.

Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:		THE RYLAND GROUP, INC.

/s/ Andrea L. Riordan		By:	/s/ Timothy J. Geckle

Name:	Andrea L. Riordan	Name:	Timothy J. Geckle

Title:	Assistant Secretary	Title:	Senior Vice President

Attest:		MELLON INVESTOR SERVICES, LLC

/s/ Patrick Mullary		By:	/s/ Monty Harry

Name:	Patrick Mullary	Name:	Monty Harry

Title:	Director	Title:	Assistance Vice President